Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Coherent Corp. Performance Share Unit Inducement Award Agreement and Restricted Stock Unit Inducement Award Agreement of our reports dated August 16, 2024, with respect to the consolidated financial statements and schedule of Coherent Corp. and Subsidiaries and the effectiveness of internal control over financial reporting of Coherent Corp. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended June 30, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 6, 2024